Exhibit 99.1


     InterDigital Announces Per-Unit Royalty Reporting Transition and Positive Tax Adjustment; Company's Improved Performance,
       Accelerated SEC Reporting Requirements Drive Transition

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Oct. 25, 2004--

         Company to Host Conference Call at 11:00 a.m. EDT on
                           October 26, 2004

    InterDigital Communications Corporation (Nasdaq:IDCC), today announced that commencing in third quarter 2004, it will recognize revenue associated with per-unit royalties in the quarter it receives royalty reports from its licensees rather than in the quarter in which its licensees' underlying sales occur. As a result, the Company expects to report royalty revenue for third quarter 2004 in the range of $7.0 to $7.5 million, consisting mainly of amortization related to paid-up royalties.
    In addition, because of its solid operating performance over the past few years and expectations for generating future taxable income, the Company will recognize a non-cash benefit of approximately $27 million in third quarter 2004 associated with the partial reversal of its valuation allowance against deferred tax assets, approximately $17 million of which will be recognized as income. The remaining $10 million will be credited to additional paid-in-capital.
    As a result of the transition in per-unit royalty reporting, the income portion of the adjustment to the valuation allowance and the Company's expectations of a non-cash current tax expense, the Company currently estimates that it will report a third quarter net loss in the range of $6 to $7 million.
    "It's important to note that these nonrecurring items have no effect on operating cash flow and do not reflect any change in the underlying economics of the Company's business," commented Howard Goldberg, President and Chief Executive Officer. "In fact, we continue to expect to be free cash flow (1) positive for the full year 2004. In third quarter 2004, we increased our cash and short-term investments by approximately $39 million, excluding the use of approximately $17 million of cash for stock repurchases, and ended the quarter with total cash and short-term investments of approximately $145 million. We are pleased with our Company's accomplishments and remain very positive about our outlook for the future."

    (1) InterDigital defines "free cash flow" as operating cash flow less purchases of property and equipment and investments in patents.


    The following table summarizes the Company's pro forma and anticipated operating results for third quarter 2004.


                          Third Quarter 2004
                (Pro Forma versus Anticipated Results)
                            (in millions)

                                          Pro Forma      Anticipated
                                         Forecast (a)      Results
                                        ------------------------------
Revenue                                 $ 29.2 - 29.7  $    7.0 - 7.5
Pre-tax income (loss)                       2.2 - 2.7  (18.5) - (19.0)

Income Tax (Provision) Benefit
Reduction of deferred tax asset
 valuation allowance                              -              17.0
Other tax expense                        (4.0) - (4.5)   (4.5) - (5.0)
                                        -------------- ---------------

Net Loss                                $(1.3) - (2.3) $ (6.0) - (7.0)
                                        ============== ===============

    (a) The pro forma forecast has been prepared as if the Company had transitioned its per-unit revenue reporting in an earlier period and excludes any impact of the adjustment to the deferred tax asset valuation allowance. Certain operating and tax expense items related to revenue have been adjusted to conform to the pro forma revenue presented. Refer to the pro forma revenue table at the end of this release for further disclosures surrounding the Company's presentation of pro forma revenue.


    Royalty Reporting Transition

    Commencing in fourth quarter 2004, revenue will include both paid-up amounts being amortized and per-unit royalties reported to the Company during that quarter. Previously, InterDigital recognized revenue related to per-unit royalties in the quarter in which the licensee's underlying sales occurred. Circumstances related to accelerated SEC filing deadlines now require the Company to recognize revenue associated with per-unit royalties in the quarter when royalty reports are received from licensees. There will be no changes to the timing of revenue recognition related to royalties that are amortized over a defined period, such as paid-up licenses and license fees. In addition, revenue relating to past infringement from licensees, technology product sales and engineering services will continue to be recognized in the quarter in which all elements required for revenue recognition are met.
    "The transition to recognizing per-unit royalty revenue in the quarter when we receive royalty reports will both simplify our reporting processes and improve our visibility into our future revenues over the near term," commented Rich Fagan, Chief Financial Officer. "The change was driven by current and future accelerated SEC filing deadlines. These accelerated deadlines, combined with the timing in which we receive the majority of our royalty reports, made it increasingly difficult for us to compile our results and provide ample time for both the Audit Committee of our Board of Directors and our independent auditors to complete their respective reviews of the information prior to disclosure of our financial results."


    The following table provides a breakdown of reported and anticipated revenue for the first three quarters of 2004 (in millions):


                                                              Third
                                            First  Second    Quarter
                                           Quarter Quarter Anticipated
                                           ---------------------------
Amortization, Past Infringement & Other    $  7.3  $  7.2  $7.0 - 7.5
Per-unit Royalties                           25.7    22.2        - (a)
                                           ------- ------- -----------
Total Revenues (b)                         $ 33.0  $ 29.4  $7.0 - 7.5
                                           ======= ======= ===========

    (a) Reflects transition to recognition of per-unit royalties in the period royalty reports are received rather than the quarter in which a licensee's underlying sales occur.

    (b) Amounts shown for first and second quarter 2004 were reported as revenue in the Company's first and second quarter 2004 financial statements, respectively.
*T

    Had the transition in per-unit royalty reporting been implemented in an earlier period, pro forma estimated royalty revenue for third quarter 2004 would have been between $29.2 and $29.7 million, consisting of between $7.0 and $7.5 million of current period amortization and $22.2 million of per-unit royalties that were recognized as revenue in second quarter 2004 but related to reports received in third quarter 2004.
    The Company's previous guidance, which was based on the continued recognition of per-unit royalties in the quarter in which a licensee's underlying sales occurred, indicated that recurring patent licensing revenues from then existing licensees could be in the range of $27 to $30 million per quarter over the remainder of 2004. The Company will provide updated guidance for fourth quarter 2004 subsequent to receipts of royalty reports that reflect third quarter 2004 activity.

    Valuation Allowance Against Deferred Tax Assets Adjustment

    In third quarter 2004, the Company will recognize an increase in the value of its deferred tax assets of approximately $27 million, through a partial reversal of a corresponding valuation allowance that totaled nearly $90 million prior to the reversal. The valuation allowance against deferred tax assets was accumulated during periods in which the Company did not consistently generate taxable income. Of the $27 million benefit, approximately $17 million will be recognized as income in the statement of operations and $10 million will be credited directly to additional paid-in-capital.
    In recent years, the Company has begun to generate taxable income on a consistent basis prior to the utilization of federal net operating loss carryforwards. Under U.S. Generally Accepted Accounting Principles, when a company that has a full valuation allowance begins to consistently generate taxable income and projects that it will continue to do so, it is required to evaluate that allowance and reduce the allowance when it is more likely than not that some or all of the associated benefits of the deferred tax assets will be utilized.
    The valuation allowance adjustment does not affect the Company's cash flow. This adjustment, as applied, is based upon conservative estimates that exclude future potential income sources such as impacts from litigation or arbitration proceedings. The Company expects that its cash tax obligations will remain unaffected until all federal net operating loss carryforwards, which approximated $123 million at December 31, 2003, are fully utilized or have expired.
    "We are pleased that our recent and prospective performance warrants an adjustment to our valuation allowance against deferred tax assets for the first time in InterDigital's history," stated Rich Fagan, Chief Financial Officer.
    The Company will continue to evaluate the potential use of its deferred tax assets and, depending on various factors, could reverse all or a portion of the remaining valuation allowance in the future. Although the Company's cash tax obligations will remain unaffected until all federal net operating loss carryforwards are fully utilized or have expired, at this time the Company expects to recognize book tax expense (excluding the valuation allowance adjustment) of between $4.5 and $5.0 million in third quarter 2004. This book tax expense relates to the character of the Company's remaining federal net operating loss carryforwards (the majority of which result from deductions related to stock option exercises). The Company expects to recognize book tax expense in the range of $1.0 to $1.5 million in fourth quarter 2004, primarily related to deferred foreign source withholding tax expense. The Company is currently updating its fourth quarter forecast and a change in forecasted taxable income for 2004 could impact the amount of book tax expense that is ultimately recorded in the third and fourth quarters. Beginning in first quarter 2005, the Company expects to provide book tax expense for income taxes at a rate equal to its combined federal and state effective rates, which would approximate 34% to 37%, plus an amount for deferred foreign source withholding tax expense which is in part dependent on licensee royalty reports.

    Conference Call Information

    The Company will host a conference call on Tuesday, October 26, 2004 at 11:00 a.m. Eastern Daylight Time (EDT) to discuss the impact of this transition and adjustment. For access to the conference call within the U.S. please dial (877) 505-0448 by 10:50 a.m. and ask the operator for the InterDigital conference call. Participants calling from outside the U.S. should dial (706) 679-3165. InterDigital also will provide live access to the call on its web site at: www.interdigital.com. The Company encourages participants to take advantage of the Internet option if possible. For the live Internet broadcast, click on the link to the Live Web Cast on the homepage. In addition, a replay of the call will be available from 2:00 p.m. EDT October 26 through 11:00 p.m. EDT October 28. To access the recorded replay, dial (800) 642-1687 and use the confirmation code 914845. A replay of the conference call will be available for 30 days on InterDigital's web site in the Investing section.

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.

    This press release contains forward-looking statements regarding, among other things, our current beliefs, plans, and expectations as to: (i) our third quarter 2004 reported, pro forma and anticipated royalty revenues; (ii) the impact of our partial reversal of our valuation allowance in third quarter 2004 and our ability to generate future taxable income; (iii) our estimated third quarter 2004 net loss; (iv) our ability to be cash flow positive for the full year 2004
(v) the future reversal of all or a portion of our remaining valuation allowance; (vi) the amount of our third and fourth quarter 2004 book tax expense; and (vii) our anticipated 2005 income tax rates. Words such as "expect," "future," "prospective," "projects," "estimated," "will have," "will continue," "approximately," "forecast" or similar expressions are intended to identify such forward-looking statements.
    Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in the forward-looking statements due to a variety of factors in addition to those specifically identified above. Our third quarter 2004 actual and pro forma results of operations may be affected by adjustments associated with the final compilation and review of accounting results for the period. The impact of our partial reversal of our valuation allowance in third quarter 2004 and our ability to generate future taxable income may be affected by: (i) changes in the market share and the performance of our primary licensees in selling their products;
(ii) our ability to effectively manage costs; (iii) the costs of ongoing arbitration/litigation; (iv) our ability to identify and implement effective tax planning strategies; and (v) changes to existing federal tax regulations.
    Our estimated third quarter 2004 net loss may be affected by the method of recognition utilized to record running royalty rates and our ability to account for: (i) results of outstanding litigation; and
(ii) the final analysis and review of our third quarter 2004 financial results. Our ability to be free cash flow positive for 2004 may be impacted by a delay in the anticipated receipt of payments from our licensees or a failure by any licensee to realize our internal projections for their sales of covered products. A future reversal of our remaining valuation allowance could be affected by: (i) the market acceptance of our technology products; (ii) the outcome of significant outstanding patent license arbitrations; and (iii) our ability to enter into additional patent license agreements.
    The amount of book tax expense we recognize in third and fourth quarter 2004 and the amount of our federal net operating loss carry forwards as of December 31, 2004, may be affected by: (i) changes to international tax treaties and federal tax regulations; (ii) the amount of royalties paid by new and existing licensees; (iii) the cost of litigation; and, (iv) our level of continued self-funding in technology development activities. Our anticipated 2005 income tax rates could be affected by: (i) changes in federal and/or state tax regulations; and, (ii) our ability to identify and implement effective tax planning strategies, as well as other factors listed above.


                           Pro Forma Revenue

The following pro forma tables are representative of the revenue that the Company would have reported had the Company recognized its per-unit royalties in the quarter in which the royalty reports were received rather than in the quarter in which a licensee's underlying sales occurred.

The Company has provided these pro forma results here and elsewhere in this press release, as well as information concerning expected free cash flow, because management believes that investors may find these results/information useful in understanding the Company's operating results. This information is intended to provide meaningful comparisons of the Company's results in third quarter 2004 and future periods.

The following table provides a breakdown of reported and anticipated revenue for each quarter in the past 2 years (in millions):


                                   As Reported
                            2003                       2004
                 -----------------------------------------------------
                   1Q     2Q     3Q     4Q     1Q     2Q       3Q
                 -----------------------------------------------------
Amortization,
 Past
 Infringement
 and Other       $26.0  $ 6.1  $ 8.1  $ 7.2  $ 7.3  $ 7.2  $7.0 - 7.5
Per-unit
 Royalties        11.3   19.7   18.7   17.5   25.7   22.2         -
                 ------ ------ ------ ------ ------ ------ -----------
Total Revenue    $37.3  $25.8  $26.8  $24.7  $33.0  $29.4  $7.0 - 7.5
                 ====== ====== ====== ====== ====== ====== ===========


The following pro forma table is intended to reflect revenue information as if the per-unit royalties were recorded in the quarter in which the Company received its royalty reports, generally one quarter in arrears. However, the information displayed has not been adjusted for royalty reports that are received semi-annually. These amounts represent less than five percent of revenue in all periods reflected (in millions):


                                    Pro Forma
                          2003                       2004
               -------------------------------------------------------
                 1Q     2Q     3Q     4Q     1Q     2Q    3Q estimate
               -------------------------------------------------------

Amortization,
 Past
 Infringement
 and Other     $26.0  $ 6.1  $ 8.1  $ 7.2  $ 7.3  $ 7.2  $  7.0 - 7.5
Per-unit
 Royalties      12.8   11.3   19.7   18.7   17.5   25.7          22.2
               ------ ------ ------ ------ ------ ------ -------------
Total Revenue  $38.8  $17.4  $27.8  $25.9  $24.8  $32.9  $29.2 - 29.7
               ====== ====== ====== ====== ====== ====== =============


    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             dawn.goldstein@interdigital.com
               or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com